Exhibit 5.24

CONSENT OF D. KAPPES

Reference is made to the Registration Statement on Form F-10 and the documents incorporated by reference therein (the “Registration Statement”) of Goldcorp Inc. (the “Company”) and any amendments thereto to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended, and the Form 40-F (the “40-F”), the Annual Information Form (the “AIF”) and Management’s Discussion and Analysis (“MD&A”) of the Company for the year ended December 31, 2009, which are filed as exhibits to and incorporated by reference in the Registration Statement.

I hereby consent to the references to, and the information derived from, the following report(s), to the references, as applicable, to my name in connection with (including, as an expert) the following report(s) and documents:

1.	The technical report dated March 31, 2006 entitled “Technical Report NI 43-101F1 Los Filos Project, Mexico” (the “Los Filos Report”); and

2.	The Registration Statement, the 40-F, the MD&A and the AIF, which include references in connection with information relating to the Los Filos Report and the Los Filos Mine, and the properties described therein.

Date: March 19, 2010

/s/  Daniel W. Kappes

Name:	Daniel W. Kappes, P. Eng., B.S.C., M.Sc.
President — Kappes, Cassiday & Associates